Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NEW HORIZON

The following discussion and analysis provides information that management believes is relevant to an assessment and understanding of New Horizon Aircraft Ltd.’s (the “Company” or “New Horizon”) consolidated results of operations and financial condition. The discussion should be read together with New Horizon’s financial statements for the three and six months ended November 30, 2022 and 2023, and the related notes thereto filed as Exhibit 99.1 to the Current Report on Form 8-K/A (the “Form 8-K/A”) to which this Exhibit is filed. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. New Horizon’s actual results may differ materially from those anticipated in these forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on January 19, 2024, particularly in the section titled “Risk Factors.”

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of New Horizon” to “we”, “our”, “New Horizon”, or “the Company” refer to the business and operations of Horizon prior to the Business Combination and to New Horizon Aircraft Ltd. following the consummation of the Business Combination on January 12, 2024.

Overview

New Horizon was incorporated in 2013. Initially, the company was focused on development of a hybrid electric amphibious aircraft, and in 2018 the Company pivoted to developing an innovative hybrid electric Vertical Takeoff and Landing (“eVTOL”) concept that is identified as the Cavorite X7. The Company has built several small-scale prototypes and now has a 50%-scale aircraft that is undergoing active flight testing.

New Horizon intends to sell these aircraft to third parties, air operators, individual consumers, and NATO military customers. The Company plans to manufacture its aircraft and license its patented fan-in-wing technology to other Original Equipment Manufacturers (“OEM’s”). Manufacturing will be accomplished with a heavy reliance on experienced aircraft manufacturing partners and supply chain vendors. New Horizon believes this highly focused business model will provide the most efficient use of capital to produce an aircraft that has a variety of uses.

Since its inception in 2013, New Horizon has been primarily engaged in research and development of aircraft. The Company incurred net operating losses and negative cash flows from operations in every year since its inception. As of November 30, 2023, it had an accumulated deficit of $CAD6,707 million. The Company has funded its operations primarily with proceeds from the issuance of common stock and convertible notes.

Key Factors Affecting Operating Results

See the section entitled “Risk Factors” in the Company’s S-4/A registration statement on December 18, 2023 for a further discussion of these considerations.

Development of the Regional Air Mobility Market

The Company’s revenue will be directly tied to the continued development of long-distance aerial transportation and related technologies. While the Company believes the market for Regional Air Mobility (“RAM”) will be large, it remains undeveloped and there is no guarantee of future demand. New Horizon anticipates commercialization of its aircraft beginning in 2027, and its business will require significant investment leading up to launching services, including, but not limited to, final engineering designs, prototyping and testing, manufacturing, software development, certification, pilot training and commercialization.

New Horizon believes one of the primary drivers for adoption of its aircraft is the value proposition enabled by its aircraft that can take-off and land similar to a helicopter, fly almost twice as fast, and operate with much lower direct operating costs. Additional factors impacting adoption of eVTOL technology include but are not limited to: perceptions about eVTOL quality, safety, performance and cost; perceptions about the environmental impact of hybrid-electric; volatility in the cost of oil and gasoline; availability of competing forms of transportation, such as ground or unmanned drone services; consumers perception about the convenience and cost of transportation using eVTOL relative to ground-based alternatives; and increases in fuel efficiency, autonomy, or electrification of vehicles. In addition, macroeconomic factors could impact demand for RAM services, particularly if end-user pricing is at a premium to ground-based transportation. New Horizon anticipates initial aircraft sales to be used for medevac services, firefighting services, disaster relief services, remote medical services, military operations, followed by sales to air operators for air cargo, business travel and air-taxi services. If the market for RAM does not develop as expected, this would impact the Company’s ability to generate revenue or grow its business.

Competition

The Company believes that the primary sources of competition for its aircraft sales are traditional helicopters, ground-based mobility solutions, and other eVTOL developers. While it expects to produce a versatile aircraft that can be useful in a variety of air mobility missions, the Company expects this industry to be dynamic and increasingly competitive. It is possible that its competitors could gain significant market share. New Horizon may not fully realize the sales it anticipates, and it may not receive any competitive advantage from its design or may be overcome by other competitors. If new companies or existing aerospace companies produce competing aircraft in the markets in which New Horizon intends to service and obtain large-scale capital investment, it may face increased competition. New Horizon may receive an advantage from well-funded competitors that are paying to create certification programs, raise awareness of eVTOL advantages and advocating to kickstart government funding programs. In the event it does not capture the level of sales and consumer adoption it anticipates, New Horizon’s business, financial condition, operating results and prospects may be harmed. For a more comprehensive discussion, please see the section entitled “Risk Factors” in the Company’s S-4A registration statement filed on December 18, 2023.

Government Certification

In order to be used in for-profit commercial operations, New Horizon’s Cavorite X7 aircraft will require Type Certification. New Horizon has had initial conversations with both the Transport Canada Civil Aviation (TCCA) and the Federal Aviation Association (FAA). As a Canadian company, TCCA will initially lead certification efforts. New Horizon expects the FAA to participate during this process which will likely reduce the amount of time required to achieve FAA certification.

The Company maintains a partnership with Cert Centre Canada (“3C”) for the purpose of collaborating on aspects of the continued development and path to certification of New Horizon’s eVTOL program. 3C is leveraging their deep experience with TCCA and FAA certification programs to develop a certification basis for the certification of New Horizon’s hybrid-electric eVTOL aircraft.

Typically, the certification of a new aircraft design by TCCA or the FAA is a long and complex process, often spanning more than five years and costing hundreds of millions of dollars. The Company has never undergone such a process, and there is no guarantee that its Cavorite X7 design will eventually achieve certification despite its best efforts. The Company will need to obtain authorizations and certifications related to the production of its aircraft. While it anticipates being able to meet the requirements of such authorizations and certifications, the Company may be unable to obtain such authorizations and certifications, or to do so on the timeline it projects. Should the Company fail to obtain any of the required authorizations or certifications, or do so in a timely manner, or any of these authorizations or certifications are modified, suspended or revoked after it obtains them, the Company may be unable to fulfill sales of its commercial aircraft or do so on the timelines it projects, which would have adverse effects on its business, prospects, financial condition and/or results of operations.

Dual Use Business Model

New Horizon’s business model to serve as a dual use aircraft both civilian and military applications. Present projections indicate that sales volume of this dual use aircraft will result in a viable business model over the long-term as production volumes scale and unit economics improve to support sufficient market adoption. The advantage of military application of New Horizon’s aircraft in addition to sales volumes leads to a reduction in the risk of certification as aircraft used for military purposes do not need to achieve Transport Canada, FAA or similar certification approval. As with any new industry and aerospace product, numerous risks and uncertainties exist. The Company’s financial results are dependent on delivering aircraft on-time and at a cost that supports returns at prices that support sufficient sales to customers who are willing to purchase based on value arising from time and versatility from utilizing regional eVTOL aircraft. New Horizon’s civilian sector financial results are dependent on achieving certification on its expected timeline. New Horizon’s aircrafts include numerous parts and manufacturing processes unique to eVTOL aircraft, in general, and its product design, in particular. Best efforts have been made to estimate costs in the Company’s planning projections; however, the variable cost associated with assembling its aircraft at scale remains uncertain at this stage of development.

Business Combination with Pono

On August 15, 2023, the Company entered into a business combination agreement with Pono Capital Three Inc. (“Pono”). Pursuant to the Business Combination Agreement, on January 12, 2024 the Company amalgamated with Pono Three Merger Acquisitions Corp., a wholly owned subsidiary of Pono, with the resulting combined company continuing as a wholly owned subsidiary of Pono. Pono changed its name to New Horizon Aircraft Ltd. on January 12, 2024.

As consideration for the amalgamation, shareholders of the Company collectively received from the Pono, in aggregate, a number of Pono Class A Ordinary Shares equal to the quotient derived from dividing (a) the difference of (i) US $96,000,000 minus (ii) the closing net indebtedness by (b) the redemption price.

The transaction closed on January 12, 2024 with the Company listed on the NASDAQ public stock exchange effective January 16, 2024.

Components of Results of Operations

Research and Development Expenses

Research and development expenses consist primarily of personnel expenses, including salaries, benefits, and stock-based compensation, costs of consulting, equipment and materials, allocations of overhead, including rent, information technology costs and utilities. Research and development expenses are partially offset by payments the Company receives in the form of government grants.

The Company expects its research and development expenses to increase as it increases staffing to support aircraft engineering and software development, build aircraft prototypes, and continue to explore and develop next generation aircraft and technologies.

Selling, General and Administrative Expenses

Selling, general and administrative expenses consist of compensation costs, including salaries, benefits, and stock-based compensation, related to management, finance, legal, and human resource functions, as well as business development, contractor and professional services fees, audit and compliance expenses, insurance costs and general corporate expenses, rent, information technology costs, and utilities.

Near-term increases in selling, general and administrative expenses are expected to be related to hiring additional personnel and consultants to support the Company’s commercialization efforts and compliance with the applicable provisions of the Sarbanes-Oxley Act (“SOX”) and other U.S. Securities and Exchange Commission (“SEC”) rules and regulations.

Interest Income

Interest income consists primarily of interest earned on the Company’s cash and cash equivalents and investments in marketable securities.

Interest Expense

Interest expense consists primarily of the interest on the Company’s convertible notes and convertible debentures that have converted into common shares of the Company on or prior to the closing of the Business Combination with Pono. Additional interest expense includes the cost of equipment financing.

Results of Operations

The following information has been prepared on the same basis as New Horizon’s audited annual financial statements, and includes, in New Horizon’s opinion, all adjustments necessary to state fairly its results of operations for these periods. This data should be read in conjunction with New Horizon’s financial statements. These results of operations are not necessarily indicative of the future results of operations that may be expected for any future period.

Comparison of the Three Months Ended November 30, 2022 to the Three Months Ended November 30, 2023

The following table sets forth New Horizon’s statements of operations data for the quarters ended November 30, 2023 and 2022.

	Three Months Ended November 30,		Period Over Period Change
	2023	2022	( $ )	( % )
(Expressed in Canadian Dollars)
Operating expenses
Salaries, wages and benefits	$142,517	$89,298	$53,219	60%
Professional fees	290,422	45,389	245,033	540%
Depreciation and amortization	13,825	8,438	5,387	*
Research and development	219,033	160,816	58,217	36%
General and administrative	125,007	46,458	78,549	169%
Stock-based compensation	33,347	22,747	10,600	*
Total operating expenses	$824,151	$373,146	$451,005	121%
Operating Loss	(824,151)	(373,146)	(451,005)	121%
Other income	229,197	5,000	224,197	4,484%
Interest expenses	(142,464)	(17,020)	(125,444)	737%
(Gain)/loss on foreign exchange	(2,396)	-	(2,396)	*
Loss Before Income Taxes	(739,814)	(385,166)	(354,648)	92%
Net Loss	$(739,814)	$(385,166)	$(354,648)	92%

*	indicates variances that are not significant.

Operating Expenses

Operating expenses increased by $451,005 or 121%, from $373,146 for the quarter ended November 30, 2022 to $824,151 for the quarter ended November 30, 2023. The increase was primarily driven by professional fees associated with the business combination with Pono, additional staff hired to support development activities, and other administrative costs connected with the Company’s growth.

Research and Development Expenses

Research and development expenses increased by $58,217, or 36%, from $160,816 during the quarter ended November 30, 2022 to $219,033 during the quarter ended November 30, 2023. The increase was primarily attributable to additional labour related to flight testing, flight software, and data analysis.

General and Administrative

General and Administrative costs increased by $78,549, or 169%, from $46,458 during the quarter ended November 30, 2022 to $125,007 during the quarter ended November 30, 2023. The increase was a result of increased travel, marketing, and branding expenses related to the Company’s growth activities and transition to a public Company.

Other Income

Other income increased by $224,197 from $5,000 during the quarter ended November 30, 2022 to $229,197 during the quarter ended November 30, 2023. The increase in Other income was the result of Scientific Research and Experimental Development credits received from the Canadian federal government. The Company filed a claim for these credits related to its fiscal 2023 period. The amount was received in December 2024.

Interest Expense

Interest expenses increased by $125,444, or 737%, from $17,020 during the quarter ended November 30, 2022 to $142,464 during the quarter ended November 30, 2023. The increase in Interest expenses was primarily driven by convertible promissory notes the Company issued over the course of fiscal 2023 coupled with interest accrued on convertible notes issued in October 2023. Both the convertible promissory notes and convertible notes were converted into common shares in October 2023 and January 2024, respectively.

Comparison of the Six Months Ended November 30, 2022 to the Six Months Ended November 30, 2023

The following table sets forth New Horizon’s statements of operations data for the six months ended November 30, 2023 and 2022.

	Six Months Ended November 30,		Period Over Period Change
	2023	2022	( $ )	( % )
(Expressed in Canadian Dollars)
Operating expenses
Salaries, wages and benefits	$221,088	$196,576	$24,512	12%
Professional fees	380,515	59,326	321,189	541%
Depreciation and amortization	20,562	15,175	5,387	*
Research and development	364,252	359,320	4,932	1%
General and administrative	171,296	79,076	92,220	117%
Stock-based compensation	46,766	29,287	17,479	*
Total operating expenses	$1,204,479	$738,760	$465,719	63%
Operating Loss	(1,204,479)	(738,760)	(465,719)	63%
Grant income	-	235,434
Other income	229,197	(9,113)	238,310	(2,615)%
Interest expenses	(180,421)	(22,477)	(157,944)	703%
(Gain)/loss on foreign exchange	(529)	-	(529)	*
Loss Before Income Taxes	(1,156,232)	(534,916)	(621,316)	116%
Net Loss	$(1,156,232)	$(534,916)	$(621,316)	116%

*	indicates variances that are not significant.

Operating Expenses

Operating expenses increased by $465,719 or 63%, from $738,760 for the six months ended November 30, 2022 to $1,204,479 for the six months ended November 30, 2023. The increase was primarily driven by professional fees associated with the business combination with Pono, additional staff hired to support development activities, and other administrative costs connected with the Company’s growth.

Research and Development Expenses

Research and development expenses increased by $4,932, or 1%, from $359,320 during the six months ended November 30, 2022 to $364,252 during the six months ended November 30, 2023. The increase was primarily attributable to additional labour related to flight testing, flight software, and data analysis in the Company’s second quarter of fiscal 2024 partially offset by a reduction in spending for fabrication and manufacturing of scale prototypes and being in a low-cost phase of data collection in the Company’s first quarter of fiscal 2024.

General and Administrative

General and Administrative costs increased by $92,220, or 117%, from $79,076 during the six months ended November 30, 2022 to $171,296 during the six months ended November 30, 2023. The increase was a result of increased travel, marketing, and branding expenses related to the Company’s growth activities and transition to a public Company.

Interest Expense

Interest expenses increased by $157,944, or 703%, from $22,477 during the six months ended November 30, 2022 to $180,421 during the six months ended November 30, 2023. The increase in Interest expenses was primarily driven by convertible promissory notes the Company issued over the course of fiscal 2023 coupled with interest accrued on convertible notes issued in October 2023. Both the convertible promissory notes and convertible notes were converted into common shares in October 2023 and January 2024, respectively.

Liquidity and Capital Resources

Sources of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, contractual obligations and other commitments. The Company assesses liquidity in terms of its cash flows from financing activities and their sufficiency to fund its operating and development activities. As of November 30, 2023, the Company’s principal source of liquidity was cash and cash equivalents of $5,878,503.

To date, the Company has funded its operations primarily with the issuances of common shares to private investors, and issuances of convertible promissory notes. Additional funding has been provided through government backed grants.

Debt Financing

Since the Company’s inception through November 30, 2023, it has raised approximately $8,685,000 in convertible and promissory notes financing, net of commissions.

Other Equity Financing

Since the Company’s inception through November 30, 2023, it has raised approximately $6,579,450 in cash from common stock issuances to individual private investors and institutions investors.

Cash Flows

For the Six Months Ended November 30, 2022 and 2023

The following table sets forth a summary of the Company’s cash flows for the periods indicated:

	Six Months Ended November 30,		Period Over Period Change
	2023	2022	( $ )	( % )
(Expressed in Canadian Dollars)
Net cash used in operating activities	(1,284,643)	(478,432)	(806,211)	169%
Net cash used in investing activities	(109,237)	(5,707)	(103,530)	100%
Net cash provided by financing activities	7,044,414	920,050	6,124,364	666%
Net increase (decrease) in cash	5,650,534	435,911	5,214,623	1,196%
Cash - beginning of period	227,969	4,322	223,647	5,175%
Cash - end of period	$5,878,503	$440,233	$5,438,270	1,235%

Net Cash Used in Operating Activities

The Company’s cash flows used in operating activities to date have been primarily comprised of payroll, software and technology expenses, professional services related to research and development and general and administrative activities, partially offset by periodic grants received from various agencies. As the Company raises additional capital, it expects to increase hiring to accelerate its engineering efforts ahead of continuing its full-scale prototype development program.

For the six months ended November 30, 2023, the $806,211, or 169% increase in cash used from operations as compared to the six months ended November 30, 2022 was primarily attributed to professional fees connected with the business combination with Pono, additional compensation costs related to developing the Company’s aircraft, and grant income received in the prior year.

Net Cash Used in Investing Activities

Net cash flows used in investing activities for the six months ended November 30, 2023 was driven by $54,985 of capitalized research and development costs and $54,252 of property and equipment to support research and development activities.

Net Cash Provided by Financing Activities

Net cash provided by financing activities for the six months ended November 30, 2023 was primarily due to proceeds from the issuance of convertible notes payable and convertible debentures totaling approximately $7.1 million as compared to $0.9 million in the same period of the prior year.

Critical Accounting Policies and Estimates

Management’s discussion and analysis of our financial condition and results of operations is based on our quarterly financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of these financial statements requires us to make estimates and assumptions for the reported amounts of assets, liabilities, expenses and related disclosures. Actual results may differ from these estimates under different assumptions or circumstances and any such differences could be significant.

The accounting policies of the Company are the same as those set forth in Management’s Discussion and Analysis and Results of Operations section of the audited financial statements for the year ending May 31, 2023.

New Accounting Pronouncements Not Yet Adopted

Other recent accounting pronouncements issued, but not yet effective, are not expected to be applicable to the Company or have a material effect on the consolidated financial statements upon future adoption.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

The Company was not exposed to significant interest rate risks related to its operating expenses as its current debt is at fixed interest rates and does not depend on investments or interest income to fund operations.

Foreign Currency Risk

The Company was not exposed to significant foreign currency risks related to its operating expenses as its foreign operations are not material to its consolidated financial statements.